Exhibit 4.5


                                    July 7, 2004



Wireless Frontier Internet, Inc.
104 West Callaghan Street
Fort Stockton, Texas 79735

Gentlemen:

      I hereby contribute to the capital stock of Wireless Frontier Internet, Inc. (the "Company") thirteen million seven hundred sixty-two thousand one hundred twenty-two (13,762,122) shares (the "Shares") of the common stock, par value $0.001 per share, of the Company held by me, pursuant to the attached Stock Power, and hereby irrevocably surrender any right, title or interest that I have to such Shares.

                                    Very truly yours,



                                    Alex J. Gonzalez